Exhibit 99.1

                                           NEWS
                                                  RELEASE
                                                Vectren Corporation
                                                 P.O. Box 209
                                                 Evansville, IN 47702-0209

Investor Contact                                        Steven M. Schein, (812) 491-4209, sschein@vectren.com
Media Contact                                           Jeffrey W. Whiteside, (812) 491-4205, jwhiteside@vectren.com

FOR IMMEDIATE RELEASE

October 30, 2008

Vectren Corporation Reports Third Quarter 2008 Results
Increases Quarterly Dividend

Evansville, Indiana - Vectren Corporation (NYSE:VVC) today reported consolidated net income for its 2008 third quarter ended September 30 of $23.2 million, or $0.29 per share, compared to $13.6 million, or $0.18 per share for the same quarter last year.  Net income for the nine months ended September 30, 2008 was $91.9 million, or $1.18 per share, compared to $94.9 million, or $1.25 per share, in 2007.  Quarterly and year to date results in 2008 include a $0.07 per share impairment charge related to certain investments in commercial real estate and quarterly and year to date results in 2007, the last year of synfuel operations, exclude $0.05 and $0.11 per share, respectively, of synfuel-related results.

 Summary Results

•
Utility Group third quarter earnings were $13.6 million, or $0.17 per share, in 2008 compared to $10.7 million, or $0.14 per share, in 2007.  Year to date through September 30, 2008, Utility Group earnings were $80.4 million, or $1.04 per share, compared to $69.6 million, or $0.92 per share, in the comparable period in 2007.

•
Nonutility Group earnings were $9.8 million, or $0.12 per share, in the third quarter of 2008, compared to earnings of $3.1 million, or $0.04 per share, in 2007.  Year to date, Nonutility Group earnings were $12.1 million, or $0.15 per share, compared to $25.1 million, or $0.33 per share, in 2007.  Results in 2007 exclude non-recurring synfuel-related results.  The 2008 Nonutility Group results include a $5.9 million after tax, or $0.07 per share, impairment charge related to certain investments in commercial real estate.

“Overall, we are pleased with our third quarter results.  Utility results reflect the benefits of rate design and rates that permit both more stability in returns and rates for customers.  The increased nonutility results include outstanding ProLiance performance as they were able to optimize storage and transportation resources during a period of wider cash to NYMEX spreads,” said Niel C. Ellerbrook, Vectren’s Chairman and CEO.

Ellerbrook added, “We remain focused on improving our utility operations and growing our primary nonutility businesses during this period of economic uncertainty.  We are continuing to develop contingency plans to enable us to execute business strategies that are in the best long term interest of our stakeholders.  While we acknowledge the challenges in the current economic climate, we are expressing our confidence in Vectren’s long term outlook by increasing our common stock dividend.”

2008 Earnings Guidance

As previously reported, the company expects 2008 consolidated earnings to be within its previously announced range of $1.60 to $1.75 per share.  This estimate includes projected earnings from the Utility Group of $1.46 to $1.54 per share and from the Nonutility Group of $0.15 to $0.23 per share.  These earnings expectations are based on normal weather in the company’s electric business and Ohio gas territory for the remainder of 2008.  Further, these earnings expectations assume no impairment charge related to the company’s investment in Liberty Gas Storage (see discussion below).  While the earnings expectation remains unchanged, further deterioration in the economy and credit markets beyond that currently anticipated could negatively impact results.  Changes in these events or other circumstances, including economic conditions, could materially impact earnings and result in earnings for 2008 significantly above or below this guidance.  These targeted ranges are subject to such factors discussed below under “Forward-Looking Statements.”

Available Liquidity in Current Credit Conditions

Current credit market conditions in the United States and throughout the global financial system have resulted in substantial volatility in financial markets and the banking system.  These and other economic events have severely constrained access to capital and have made it more costly.

During 2008, the company completed permanent financing transactions, including the issuance of $125 million in long-term debt; the drawdown of the equity forward for $125 million in common stock; and a recent expansion of $120 million in the level of short-term borrowing capacity for the Nonutility Group.  These transactions have increased the level of unutilized short-term borrowing capacity.  If necessary, this unutilized capacity, when coupled with expected internally generated funds, should provide sufficient liquidity over the next twelve to twenty four months to fund the majority of capital expenditures, investments, and debt security redemptions.

The company continues to develop plans to issue additional long-term debt over the next twelve to twenty four months, assuming its A-/Baa1 investment grade credit ratings will allow it to access the capital markets, as the need arises.  However, it is likely that such long-term debt issued during this period will be more expensive than in recent history.

At September 30, 2008, the company has $905 million of short-term borrowing capacity, including $520 million for the Utility Group and $385 million for the wholly owned Nonutility Group and corporate operations, of which approximately $407 million is available for the Utility Group operations and approximately $144 million is available for the wholly owned Nonutility Group and corporate operations.

Impairment Charge Related to Nonutility Real Estate Holdings

The Nonutility Group has certain legacy investments, outside of primary operations, in energy-related activities, real estate, leveraged leases, and other ventures.  The recent economic downturn has impacted the value of commercial real estate investments within this portfolio, and the prospect for recovery of that value has diminished.  During the third quarter, the company assessed its commercial real estate investments for impairment and identified the need to reduce their carrying values at September 30, 2008. The charge totaled $(10.0) million, $(5.9) million after tax, or ($0.07) per share.  After the charge, the remaining carrying value of these commercial real estate holdings is approximately $21 million.

Vectren Ohio Rate Case Settlement Reached

On September 9, 2008, the Company announced Vectren Ohio entered into a Stipulation and Recommendation (Stipulation) with the Public Utility Commission of Ohio (PUCO) and other parties regarding the revenue requirement for Vectren Ohio's gas distribution business in 17 west central Ohio counties.  In addition, the Stipulation, if approved, will provide for the continuation and enhancement of energy efficiency and conservation programs for residential and commercial customers.

The Stipulation provides for a nearly $14.8 million increase in base distribution rates to cover the ongoing cost of operating, maintaining and expanding the approximate 5,200-mile distribution system used to serve more than 318,000 customers. Terms of the Stipulation include: a rate increase of nearly $14.8 million, inclusive of $3 to $5 million annually recorded through the lost margin recovery mechanism; an overall rate of return of 8.89 percent on rate base of about $235 million; and an opportunity to recover costs of a program to accelerate replacement of cast iron and bare steel pipelines, as well as certain service risers and recovery of conservation costs.  The Stipulation does not address the rate design that will be used to collect the agreed-upon revenue from residential customers.  However, we expect the PUCO to address the rate design question along with its review of the Stipulation, which has been filed.

Elements of the conservation programs, totaling up to $5 million annually, include: rebates on high-efficiency natural gas appliances, such as furnaces, programmable thermostats and water heaters as well as other tools and resources to help customers lower natural gas usage; and the continuation of Vectren Ohio's Project TEEM (Teaching Energy Efficiency Measures), which offers free home weatherization services to income-eligible customers. These programs will be monitored, reviewed, and adapted as deemed appropriate through the oversight of an existing collaborative, which includes representatives of Vectren Ohio, the Ohio Consumers' Counsel, the PUCO and the Ohio Partners for Affordable Energy.

The Company expects the PUCO to issue a decision by December 31, 2008.

Vectren Ohio Begins the Process of Exiting the Merchant Function

On August 20, 2008, the PUCO approved an auction selecting qualified wholesale suppliers to supply the gas commodity to Vectren Ohio for resale to its customers at auction-determined standard pricing.  The result of the auction, which is effective from October 1, 2008 through March 31, 2010, is the initial step in exiting the merchant function in the Company’s Ohio service territory.   In addition, the PUCO has provided for an Exit Transition Cost rider, which allows the Company to recover costs associated with the transition.

Utility Group Discussion

The Utility Group’s 2008 earnings for the quarter ended September 30, 2008, were $13.6 million compared to $10.7 million in 2007 and $80.4 million for the nine months ended September 30, 2008, compared to $69.6 million in 2007.  The quarter over quarter increase and the year to date increase in utility earnings is due primarily to base rate changes in the Indiana service territories and increased earnings from wholesale electric operations.  Increases were offset somewhat by favorable weather in 2007 and the continued ramp up of operating costs that result from increased maintenance and reliability costs contemplated in the base rate cases.

In the company’s electric and Ohio natural gas service territories that are not protected by weather normalization mechanisms, management estimates the impact of weather on margin experienced during the third quarter of 2008 to be $0.6 million unfavorable compared to normal and $7.2 million unfavorable compared to the prior year.  Year to date, management estimates a minor impact from weather on margin compared to normal and $8.0 million unfavorable compared to the prior year.

Gas Utility Margin
Gas utility margins were $63.7 million and $316.4 million for the three and nine months ended September 30, 2008.  Following are summaries of the change in gas utility margin from 2007:

		Year
	Three	to
	Months	Date
2007 Gas Utility Margin	$61.1	$298.0

Vectren North base rate increase, effective February 14, 2008	3.2	8.4
Vectren South base rate increase, effective August 1, 2007	-	3.6
Residential and commercial customer usage due to Ohio weather colder than
the prior year	-	1.6
Dollar for dollar recovery in margin of operating costs, including revenue
and usage taxes	-	4.6
All other changes	(0.6)	0.2
Total increase in Gas Utility Margin	2.6	18.4

2008 Gas Utility Margin	$63.7	$316.4

Electric Utility Margin
Retail & Firm Wholesale Margin
Electric retail and firm wholesale utility margins were $90.2 million and $236.9 million for the three and nine months ended September 30, 2008.  Following are summaries of the increases in electric margin from 2007:

		Year
	Three	to
	Months	Date
2007 Retail and Firm Wholesale Electric Margin	$90.5	$219.0

Vectren South base rate increase, effective August 15, 2007, net	7.9	27.1
Residential and commercial customer usage due to weather	(7.2)	(9.6)
All other changes	(1.0)	0.4
Total increase in Retail and Firm Wholesale Electric Margin	(0.3)	17.9

2008 Retail and Firm Wholesale Electric Margin	$90.2	$236.9

Margin from Wholesale Power Marketing
For the three and nine months ended September 30, 2008, wholesale power marketing margins were $9.0 million and $22.2 million, representing increases of $6.4 million and $9.1 million, compared to 2007.
During the quarter, margin from wholesale power sales retained by the company increased $4.4 million and has also increased $5.9 million year to date.  During both the three and nine months ended, the company experienced higher wholesale power marketing margins due to the increase in off peak volumes available for sale off system, driven primarily by expiring municipal contracts, and increases in wholesale prices.  The base rate case effective August 17, 2007, requires that wholesale power profit earned above or below $10.5 million be shared equally with customers, and 2008 results reflect the impact of that sharing.

The remainder of the quarterly and year to date increases, $2.0 million and $3.2 million, respectively, relate to higher transmission revenues.  Beginning in June 2008, the company started receiving returns on electric transmission projects constructed by the company in its service territory that benefit reliability throughout the region, and these returns are the primary reason for the increases.

Other Operating
Other operating expenses were $69.2 million and $217.7 million for the three and nine months ended September 30, 2008.  Following are reconciliations of the increases from 2007:

	Three	Year
	Months	to
	Ended	Date
2007 Other Operating Costs	$65.6	$198.4

Operating costs recovered dollar for dollar in margin	0.2	2.5
Costs resulting from increased maintenance and other activities
contemplated in rate cases, including the amortization of prior deferred costs	9.1	25.6
All other changes, primarily lower performance and share based compensation	(5.7)	(8.8)
Total Increase in Other Operating Costs	$3.6	19.3

2008 Other Operating Costs	$69.2	$217.7

Depreciation & Amortization
For the three and nine months ended September 30, 2008, depreciation expense was $41.6 million and $123.2 million, respectively, which represents increases of $1.2 million and $3.8 million compared to 2007.  The increases relate to the addition of plant and the amortization in 2008 of prior electric demand side management costs pursuant to the August 15, 2007, electric base rate order.

Taxes Other Than Income Taxes
For the three and nine months ended September 30, 2008, taxes other than income taxes were $11.7 million and $51.8 million, respectively, which represent increases of $0.4 million and $2.2 million compared to 2007.  The increases result primarily from increased revenues subject to revenue taxes.

Utility Group Other-net
Other-net reflects income of $0.7 million for the quarter and $4.9 million year to date, which represent decreases of $(0.6) million and $(1.3) million compared to 2007.  The decreases are primarily due to lower amounts of capitalized interest on utility plant and lower earnings associated with investments that fund deferred compensation arrangements.

Utility Group Interest Expense
For the three and nine months ended September 30, 2008, interest expense was $19.6 million and $59.5 million, respectively, which represents a decrease in the quarter of $(1.2) million and an increase of $0.7 million year to date compared to 2007.  The current quarter decrease reflects the impact of $124.9 million in additional equity proceeds received in June 2008, which was used to reduce short term borrowings.  The year to date increase reflects the impact of long term financing transactions completed during the first quarter of 2008 including the issuance of $125 million in senior unsecured notes at 6.25% due in 2039 and the short term refinancing of approximately $103 million of auction rate mode debt.  Of that amount, $62 million was remarketed in March 2008 at fixed interest rates, and the remaining $41 million will be remarketed at a future date.  The impact of lower short-term interest rates early in 2008 and lower short term balances has offset increases.

Utility Group Income Taxes
Federal and state income taxes were $8.5 million for the quarter and $49.6 million year to date, which represent increases of $1.4 million in the quarter and $7.8 million year over year.  The increases are due primarily to higher pretax income.

Nonutility Group Discussion

All amounts included in this section are after tax.  Results reported by business group are net of nonutility group corporate expense.

Primary nonutility operations earned $15.6 million in the quarter ended September 30, 2008, as compared to earnings of $3.0 million in 2007.  Year to date primary nonutility operations earned $16.3 million, a decrease of ($8.6) million, compared to 2007.  Primary nonutility operations are Energy Marketing and Services companies, Coal Mining, and Energy Infrastructure Services companies.  The quarterly increase results primarily from $12.6 million of increased earnings from ProLiance Energy.  Year to date, ProLiance’s earnings remain $(1.9) lower than the prior year due primarily to lower cash to NYMEX and summer/winter wholesale gas market spreads, which reduced its ability to optimize storage and transportation resources.  The combined results from the other primary nonutility operations reflect increased earnings from energy infrastructure services offset by lower coal mining results during the quarter and both groups experienced decreased results year to date compared to the prior year period.

In 2007, the last year of synfuel operations, synfuel-related results generated earnings of $3.5 million and $8.3 million, respectively, for the three and nine months ended September 30, 2007.

Impairment Charge Related to Nonutility Real Estate Holdings

The company has legacy commercial real estate investments included in Other Businesses.  The recent economic downturn has adversely impacted the value of commercial real estate and the prospect for recovery of that carrying value has diminished.  The company assessed these investments for impairment and identified the need to reduce their carrying values at September 30, 2008.  The charge totaled ($5.9) million, or ($0.07) per share.  After the charge, the remaining carrying value of these commercial real estate holdings is approximately $21 million.

Energy Marketing and Services

Energy Marketing and Services is comprised of the company’s wholesale and retail gas marketing businesses.  Results from Energy Marketing and Services for the three months ended September 30, 2008, were earnings of $10.1 million compared to a loss of ($2.0) million in 2007.  Year to date earnings in 2008 were $12.4 million compared to earnings of $15.6 million in 2007.

During the 2008 third quarter, ProLiance earned $12.4 million compared to a loss of $(0.2) million in 2007.  Year to date, ProLiance’s earnings contribution was approximately $15.7 million compared to $17.6 million in 2007.  The third quarter of 2008 was a record quarter in terms of earnings contribution from ProLiance, a period in which it benefited from wider cash to NYMEX spreads.  Year to date, ProLiance’s earnings remain $(1.9) million lower than the prior year due primarily to lower cash to NYMEX and summer/winter spreads in the wholesale gas markets experienced through the majority of 2008, which reduced its ability to optimize storage and transportation resources.  The company does not believe the record high third quarter earnings are necessarily indicative of ProLiance’s future operating results and believes cash to NYMEX and seasonal spreads will likely narrow during the 2008-2009 heating season.  ProLiance’s storage capacity was 42 BCF in 2008 compared to 40 BCF at September 2007 and December 2007.

Vectren Source incurred a loss of ($0.6) million in the third quarter of 2008 compared to a loss of ($1.3) million in 2007.  Vectren Source’s year to date earnings of $0.2 million increased $0.6 million compared to the prior year.  Vectren Source’s customer count at September 30, 2008, was approximately 130,000 customers, down due to its exit of the Georgia market.  On October 1, Vectren Source began providing natural gas to nearly 40,000 equivalent customers in Vectren Ohio’s service territory as part of Vectren Ohio’s process of exiting the merchant function.

Investment in Liberty Gas Storage

Liberty Gas Storage, LLC (Liberty) is a joint venture between a subsidiary of ProLiance and a subsidiary of Sempra Energy (SE).  ProLiance is the minority member with a 25 percent interest, which it accounts for using the equity method.  Liberty holds a long-term lease of storage and mineral rights associated with existing salt dome storage caverns in southern Louisiana, near Sulphur, Louisiana.  Liberty also owns a second site near Hackberry, Louisiana with three additional existing salt dome storage caverns.  The members anticipated it would provide high deliverability storage services via the salt dome caverns at both locations and, once developed under current plans, there would be approximately 35 billion cubic feet of working gas capacity at the two sites.   ProLiance has a long term contract for approximately 5 Bcf of working gas capacity.   As of September 30, 2008, the total project investment at the Sulphur site is estimated at $200 million.  ProLiance’s portion of the investment is estimated at $50 million.

On October 27, 2008, SE confirmed to ProLiance that the completion of this phase of Liberty’s development at the Sulphur site has been delayed by subsurface and well-completion problems.  Should ongoing corrective measures prove to be unsuccessful, this phase of the salt dome cavern facility at the Sulphur site may have reduced capacity when placed into service or may not go into service at all.  Liberty would then be required to assess the Sulphur site facility for impairment.  In that event, some portion of the investment would be used for the development or operation of the Hackberry site.  Based on information received from SE concerning the maximum estimated possible exposure, ProLiance estimates that a maximum of $35 million of its total investment would be at risk (the Company’s proportionate share of the investment would be $21 million).  The Company believes that such a charge, should it occur, would not have a material adverse effect on its or ProLiance’s financial position, cash flows, or liquidity, but it could be material to net income in any one accounting period.  Further, it is not expected that the delay in Liberty’s development will impact ProLiance’s ability to meet the needs of its customers.

Coal Mining

Coal Mining mines and sells coal to the company’s utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Fuels).

Coal Mining operated at a loss of ($0.5) million in the third quarter of 2008 compared to earnings of $0.4 million in 2007.  Year to date, Coal Mining incurred a loss of ($1.6) million compared to earnings of $2.7 million in 2007.  Both the year to date and quarterly declines in results were primarily due to lost production, increased roofing structure costs, and higher diesel fuel, somewhat offset by revenue increases.  Revised Mine Safety and Health Administration (MSHA) guidelines necessitated redeploying one continuous miner and increased the expense in securing the roof structure as compared to the prior year.  As a result, the year to date yield at the Prosperity mine decreased to 55 percent in 2008 down from 60 percent in 2007.  In addition, the current quarter has been impacted by unfavorable geologic conditions at the Company’s surface mine, which has resulted in more costs to enhance the BTU content of mined coal.

Construction continues on schedule at the new Oaktown underground mines with the mine substation complete and the wash plant construction and box cut excavation having commenced in June.  The Oaktown reserves are currently 88 million tons.  The reserves at these new mines now bring total coal reserves to over 120 million tons.  The market for Illinois Basin coal reflects limited supply and increasing demand which have resulted in continued higher coal prices.  Contracts are in place or negotiations are near final on all 2009 and nearly all 2010 coal production.  With these higher prices, Coal Mining is expected to contribute substantial earnings in 2009.

Energy Infrastructure Services

Energy Infrastructure Services provides underground construction and repair to utility infrastructure through Miller Pipeline Corporation (Miller) and energy performance contracting operations and renewable energy services through Energy Systems Group (ESG).   Energy Infrastructure’s operations contributed earnings of $6.0 million in the third quarter of 2008 compared to $4.6 million in 2007.  Year to date earnings were $5.5 million in 2008 compared to earnings of $6.6 million in 2007.

At September 30, 2008, ESG’s backlog was $54 million, compared to $52 million at December 31, 2007.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on October 31, 2008
Vectren’s financial analyst call will be at 2:00 EDT, October 31, 2008 at which time management will discuss financial results and 2008 earnings guidance.  To participate in the call, analysts are asked to dial 1-888-818-6237 and present the conference call ID# 54814900.  All interested parties may listen to the live webcast accompanied by a slide presentation at www.vectren.com.  A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the meeting.

About Vectren
Vectren Corporation is an energy holding company headquartered in Evansville, Indiana.  Vectren’s energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio.  Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales and energy infrastructure services. To learn more about Vectren, visit www.vectren.com.

Forward-Looking Statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management’s beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective”, “projection”, “forecast”, “goal”, and similar expressions intended to identify forward-looking statements.  Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren’s ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company’s actual results to differ materially from those contemplated in any forward-looking statements include, but are not limited to, factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints; increased competition in the energy industry including effects of industry restructuring and unbundling; regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases; financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight; economic conditions including the effects of an economic downturn, inflation rates, commodity prices, and monetary fluctuations; increased natural gas commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense; changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks; the performance of projects undertaken by the company’s nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the realization of synfuel income tax credits and  the company’s coal mining, gas marketing, and energy infrastructure strategies; direct or indirect effects on the company’s business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries; employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, or work stoppages; legal and regulatory delays and other obstacles associated with mergers, acquisitions and investments in joint ventures; costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and the interpretation of these laws; changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren’s filings with the Securities and Exchange Commission, including Vectren’s 2007 annual report on Form 10-K filed on February 20, 2008.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.